EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-234505) on Form S-8 of Mayville Engineering Company, Inc. of our report dated June 25, 2021, with respect to the statements of net assets available for benefits of the Mayville Engineering Company, Inc. 401(k) Plan as of December 31, 2020 and 2019, the related statements of changes in net assets available for benefits for the year ended December 31, 2020, and the related supplemental schedule as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 11-K of Mayville Engineering Company, Inc. 401(k) Plan.

/s/ Wipfli LLP

Milwaukee, Wisconsin

June 25, 2021